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                                                                      Exhibit 12

                                                                           DRAFT
                                                                         2/20/96



                                                    February ___, 1996



Board of Directors
Principal Preservation Portfolios, Inc.
215 North Main Street
West Bend, WI  53095-3317

         RE: TAX OPINION WITH RESPECT TO THE ACQUISITION OF THE ASSETS OF THE INSURED TAX-EXEMPT PORTFOLIO, A SERIES OF PRINCIPAL PRESERVATION PORTFOLIOS, INC., BY THE TAX-EXEMPT PORTFOLIO, A SERIES OF PRINCIPAL PRESERVATION PORTFOLIOS, INC.

Ladies and Gentlemen:

         At your request, we are rendering our opinion with respect to certain federal income tax questions in connection with the proposed acquisition of the assets of the Insured Tax-Exempt Portfolio ("Insured"), a series of Principal Preservation Portfolios, Inc. (the "Fund"), by the Tax-Exempt Portfolio ("Tax-Exempt"), a series of the Fund. We do not express any opinion in this letter with respect to any issues pertaining to any state or local taxes.

         We have examined the Principal Preservation Insured Tax-Exempt Portfolio Plan of Reorganization and Liquidation, dated as of February 20, 1996 (the "Plan"), which sets forth the terms of the proposed transactions. In addition, the parties to the transaction have made various representations concerning the transaction, including their purposes for entering into the transaction.


                               STATEMENT OF FACTS

         A.  THE FUND.

         The Fund is a diversified, open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"). The Fund is a Maryland corporation with its principal office at 215 North Main Street, West Bend, Wisconsin 53095-3317. The authorized capital stock of the Fund consists of





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Principal Preservation Portfolios, Inc.
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one billion shares of common stock, $.001 par value per share, issuable in such series as authorized and established from time to time by the Board of Directors of the Fund. Shares of nine series, or "portfolios," have been authorized, including Insured and Tax-Exempt.

         B.      INSURED.

         Insured is a portfolio of the Fund. The Board of Directors of the Fund has authorized and established a series of voting common stock ($0.001 par value per share) known as Insured. Of the fifty million authorized shares of Insured series, approximately 1,823,623 shares were issued and outstanding as of December 31, 1995. Insured's investment objective is to obtain the highest total return consistent with the preservation of principal through investing in a diversified portfolio of municipal securities, each of which is covered by insurance which provides for the timely payment of principal at maturity and interest. On December 31, 1995 Insured's investments consisted of long-term tax-exempt securities (99.8% of total assets), and short-term tax-exempt and money market accounts (0.02% of total assets).

         C.      TAX-EXEMPT.

         Tax-Exempt is a portfolio of the Fund. The Board of Directors of the Fund has authorized and established a series of voting common stock ($0.001 par value per share) known as Tax-Exempt. Of the fifty million authorized shares of Tax-Exempt series, approximately 6,010,621 shares were issued and outstanding as of December 31, 1995. Tax-Exempt's investment objective is to obtain the highest total return, consistent with the preservation of principal, through investment in high quality municipal bonds with remaining maturities of two to twenty years. On December 31, 1995 Tax-Exempt's investments consisted of long-term tax-exempt securities (99.8% of total assets), and short-term tax-exempt securities and money market accounts (0.02% of total assets).

         D.      PROPOSED TRANSACTION.

         On January 19, 1996, the Board of Directors of the Fund approved, and on April 24, 1996, the shareholders of Insured will be asked to approve, the Plan which provides for the acquisition by Tax-Exempt of all of the assets of Insured in exchange for stock of Tax-Exempt (except for assets retained by Insured for the purpose of discharging its estimated liabilities).





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Principal Preservation Portfolios, Inc.
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         In exchange for Insured's assets Tax-Exempt will deliver to Insured that number of shares of Tax-Exempt voting common stock as shall be determined by dividing the value of Insured's net assets to be so exchanged by the net asset value per share of Tax-Exempt voting common stock, both valued at the close of business on the New York Stock Exchange on the business day immediately preceding the consummation of the proposed transaction. Insured will then transfer the Tax-Exempt shares to its shareholders on a pro rata basis according to the number of Insured shares held by those shareholders, and Insured will then, in effect, be completely liquidated, and the designation of that series will be discontinued.

         The stock transfers will be accomplished by book entries. Fractional shares will be rounded to the nearest thousandth of a share.

         E.      BUSINESS PURPOSES.

         In connection with the proposed transaction, you have stated that the business purposes therefor include the following:

         The reorganization would be a means of combining similar portfolios with comparable investment objectives and policies and would permit the shareholders of Insured to pursue substantially the same investment goals in a potentially larger combined portfolio. The Board of Directors determined that the benefits to Insured of maintaining insurance on each municipal security in its portfolio do not outweigh the costs of such insurance, the other costs and expenses of operating separate, but similar, portfolios and the adverse effect of such costs on Insured's total return and yield. The Board of Directors also believes that the lack of growth of investment in Insured may suggest limited interest in Insured as an alternative to other tax-exempt funds. Moreover, the municipal securities in which Insured invests have generally been eligible for investment by Tax-Exempt, and have not required Insured to obtain a portfolio insurance policy thereon. In addition, all of the municipal securities in which Tax-Exempt invests are investment grade, involving little risk of non-payment.

         The reorganization should permit the reduction or elimination of certain duplicative costs and expenses presently incurred for services that are separately performed for both Insured and Tax-Exempt. It is anticipated that the larger aggregate net assets of the combined portfolio resulting from the reorganization should enable the shareholders of Tax-Exempt (including the former shareholders of Insured) to obtain economies of scale by spreading





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Principal Preservation Portfolios, Inc.
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certain fixed expenses (such as printing costs and fees for professional services) over a larger asset base and by eliminating certain audit and state registration fees. Expenses that are based on the value of assets, such as advisory fees, or the number of shareholder accounts, such as custody and transfer agent fees, would also be reduced by the reorganization. The former shareholders of Insured who become shareholders of Tax-Exempt, as well as shareholders of Tax-Exempt itself, may expect to enjoy a lower overall expense ratio.

         The Board also believes that the reorganization would enable the resulting combined portfolio, with its larger asset base, to achieve enhanced investment performance and distribution capability. These goals are anticipated to be achieved by the reorganization because the expected increase in the size of the combined portfolio should potentially increase its operating efficiencies, enhance the ability of the adviser for this combined Portfolio to effect securities transactions on more favorable terms, and give the adviser greater investment flexibility and the ability to select a larger number of portfolio securities for the combined portfolio, with the attendant ability to spread investment risks among a larger number of portfolio securities.


                                REPRESENTATIONS

         The following representations have been made in connection with the proposed transaction:

         1. The Fund is a diversified, open-end management company and has been registered as such with the Securities and Exchange Commission under the 1940 Act at all times during the past three years.

         2. Each portfolio of the Fund (including Tax-Exempt and Insured) is a segregated portfolio of assets, the beneficial interests in which are owned by the holders of a class or series of voting stock of the Fund that is preferred over all other classes or series in respect of such portfolio of assets.

         3. The Fund is a regulated investment company within the meaning of Section 851 of the Internal Revenue Code of 1986, as amended (the "Code"). With respect to each of Insured and Tax-Exempt, no more than 25 percent of the value of the portfolio's total assets is invested in the stock and securities of any one issuer and not more than 50 percent of the value of its total assets is invested in the stock and securities of 5 or fewer issuers. Furthermore, subsequent to the proposed transaction, no more than 25 percent of the value of Tax-Exempt's total assets will be invested in the stock and securities of any one issuer nor will





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Principal Preservation Portfolios, Inc.
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more than 50 percent of the value of its total assets be invested in the stock and securities of 5 or fewer issuers. For purposes of this representation, in determining total assets, there shall be excluded cash and cash items (including receivables), U.S. Government securities, and assets acquired (through incurring indebtedness or otherwise) for purposes of meeting the requirements of Section 368(a)(2)(F)(ii) of the Code. Furthermore, none of the assets of Insured or Tax-Exempt was acquired for purposes of meeting the requirements of Section 368(a)(2)(F)(ii).

         4. Tax-Exempt and Insured are investment companies as defined in Sections 368(a)(2)(F)(i) and (iii) of the Code. Tax-Exempt and Insured have, for all their taxable years, elected to be taxed as regulated investment companies as defined in Sections 851 through 855 of the Code. After the reorganization, Tax-Exempt intends to continue to elect to be taxed as a regulated investment company for all subsequent taxable years.

         5. There is no plan or intention by Insured's shareholders who own five percent or more of the stock of Insured, and to the best knowledge of the management of the Fund, Insured, and Tax-Exempt there is no plan or intention on the part of any of Insured's shareholders to sell, exchange, redeem or otherwise dispose of a number of shares of Tax-Exempt stock received in the transaction that would reduce the ownership by the shareholders of Insured of the stock of Tax-Exempt to a number of shares having a value, as of the date of the transaction, of less than 50 percent of the value of all of the formerly outstanding stock of Insured as of the same date. Shares of Insured stock and shares of Tax-Exempt stock held by Insured shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the transaction will be considered in making this representation.

         6. Tax-Exempt will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by Insured immediately prior to the transaction. For purposes of this representation, amounts, if any, used by Insured to pay its reorganization expenses, amounts paid by Insured to shareholders, if any, who receive cash or other property, and all redemptions and distributions (except for ordinary course regulated investment company dividends, including capital gain dividends) made by Insured immediately preceding the transfer will be included as assets of Insured held immediately prior to the transaction.





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         7.      Insured will distribute the stock it receives in the
transaction and its other properties (if any) and liquidate pursuant to the Plan.

         8. Tax-Exempt has no plan or intention to sell or otherwise dispose of any of the assets of Insured acquired in the transaction, except for dispositions made in the ordinary course of business and to the extent necessary to maintain its status as a series of an open end investment company under the 1940 Act.

         9. Tax-Exempt has no plan or intention to redeem or otherwise reacquire any of its stock to be issued in the transaction, except that Tax-Exempt, as an open-end investment company registered with the Securities and Exchange Commission, is required by Section 22(e) of the 1940 Act to redeem any of its shares presented to it for redemption. To the best knowledge of the management of Tax-Exempt, Insured, and the Fund the exchanging Insured shareholders have no plan or intention to present their Tax-Exempt shares for redemption.

        10. Tax-Exempt will assume none of the liabilities of Insured, nor will any of the Insured assets be subject to any liabilities.

        11. B.C. Ziegler and Company, in its capacity as the distributor for Insured, has previously committed to Insured to pay certain expenses incurred by Insured, including the type of expenses incurred in connection with the transaction, and will pay such expenses. B.C. Ziegler and Company, in its capacity as the distributor for Tax-Exempt, has previously committed to pay certain expenses of Insured, including the type of expenses incurred in connection with the transaction, and will pay such expenses. Insured's shareholders will pay their own expenses, if any, incurred in connection with the transaction.

        12. There is no intercorporate indebtedness existing between Tax-Exempt and Insured that was issued, acquired, or will be settled at a discount.

        13. Tax-Exempt does not own, directly or indirectly, nor has it owned during the past five years, directly or indirectly, any stock of Insured.

        14. Following the transaction, Tax-Exempt will continue the historic business of Insured (as a series of an open-end investment company) or use a significant portion of Insured's assets in a business (as a series of an open-end investment company).





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Principal Preservation Portfolios, Inc.
February ___, 1996
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    15.  Neither the Fund nor any portfolio thereof (including Tax-Exempt and
Insured) is under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

    16. The fair market value of the Tax-Exempt stock received by each Insured shareholder will be approximately equal to the fair market value of the Insured stock surrendered in the exchange.

    17. The fair market value of the Insured assets transferred to Tax-Exempt will be approximately equal to the fair market value of the Tax-Exempt stock exchanged therefor.

    18. None of the compensation received by any shareholder of Insured who is also an employee of Insured, Tax-Exempt, or the Fund will be separate consideration for, or allocable to, any of his or her Insured shares; none of the shares of Tax-Exempt received by any such shareholder of Insured pursuant to the Plan will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any such shareholder of Insured will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arms-length for similar services.


                                 APPLICABLE LAW

         A.      THE STATUTORY REQUIREMENTS.

         Section 368(a)(1)(C) of the Code provides that the term "reorganization" includes the acquisition by one corporation, in exchange solely for a part of its voting stock, of substantially all of the properties of another corporation. Section 368(a)(2)(F) provides that if, immediately before a transaction described in Section 368(a)(1), two or more parties to the transaction were investment companies, then the transaction shall not be considered to be a reorganization with respect to any such investment company, unless it was a regulated investment company, a real estate investment trust or a corporation which meets the requirements of Section 368(a)(2)(F)(ii).

         Section 851(a)(1) of the Code defines the term "regulated investment company" to include any domestic corporation which at all times during the taxable year is registered under the 1940 Act as a management company, business development company or unit investment trust. The Fund has been registered under the 1940 Act as a management company at all times during the past three years.





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Principal Preservation Portfolios, Inc.
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Section 851(h) of the Code provides that in the case of a regulated investment company having more than one fund, each fund of such regulated investment company shall be treated as a separate corporation for purposes of the Code, except with respect to the definition of regulated investment company described above. For purposes of the foregoing, a "fund" means a segregated portfolio of assets, the beneficial interests in which are owned by the holders of a class or series of stock of the regulated investment company that is preferred over all other classes or series in respect of such portfolio of assets.

         B.      THE NONSTATUTORY REQUIREMENTS.

         In addition to the statutory requirements of Section 368, a reorganization must also satisfy various nonstatutory requirements including the business purpose, the continuity of ownership, and the continuity of business enterprise requirements. In our opinion the business purposes expressed by the parties satisfy the business purpose requirement. Furthermore, the representations made by the parties clearly demonstrate that there will be a continuity of ownership.

         Treas. Reg. Section 1.368-1(d) provides that, as a general rule, continuity of business enterprise requires that the acquiring corporation either use a significant portion of the acquired corporation's assets in a business or continue the acquired corporation's historic business. If an acquired corporation has more than one line of business, the continuity of business enterprise requirement is satisfied if the acquiring corporation continues a significant line of business.

         Insured and Tax-Exempt are two portfolios of the Fund, a regulated investment company. Pursuant to Section 851(h) of the Code these two portfolios are treated as if they were separate corporations under the Code. Each of the two portfolios has sought to obtain its objective of the highest total return consistent with the preservation of principal through investment in municipal bonds, interest on which is tax-exempt for federal income tax purposes. After the proposed transaction, Tax-Exempt will continue to seek the highest return consistent with the preservation of principal through investment in municipal bonds. In our opinion Tax-Exempt will continue the historic business of Insured after the proposed transaction.





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Principal Preservation Portfolios, Inc.
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         C.      ADDITIONAL STATUTORY PROVISIONS.

         Sections 361 and 357(a) of the Code provide that generally no gain or loss will be recognized if a transferor corporation which is a party to a reorganization exchanges property pursuant to the plan of reorganization.

         As provided in Section 362(b)of the Code, if property is acquired by a corporation in connection with a reorganization, then the basis of the property is the same as it would be in the hands of the transferor. Similarly, as a result of Section 1223(2) of the Code, if a corporation acquires property in a transaction in which there is a carry-over basis, the corporation shall include in its holding period the period for which this property was held by the transferor.

         Section 354(a)(1) of the Code provides that no gain or loss will be recognized by the holder of stock in a corporation which is a party to a reorganization if the stock is exchanged solely for stock of another party to the reorganization, and Section 358(a)(1) of the Code provides that the basis of property permitted to be received under Section 354 of the Code without the recognition of gain or loss is the same as the property exchanged, decreased by the amount of money or the fair market value of any other property received by the taxpayer and in the amount of any loss which the taxpayer recognized on the exchange, and increased by the amount which was treated as a dividend and the amount of any gain recognized by the taxpayer on the exchange (excluding any part of such gain that was treated as a dividend). Under Section 1223(1) of the Code, a stockholder's holding period for the property acquired in the exchange shall include the holding period of the exchanged property, provided the property exchanged was a capital asset on the date of the exchange.


                                    OPINION

         On the basis of the foregoing information and representations, the Plan, and assuming that the transaction is consummated in a manner consistent with the terms of the Plan and that the representations remain accurate and true immediately prior to the consumation of the transaction, our opinion is as follows:

         1. The acquisition by Tax-Exempt of substantially all of the assets of Insured in exchange solely for Tax-Exempt voting common stock, followed by the pro rata distribution by Insured to its shareholders of such shares of Tax-Exempt voting common stock in complete liquidation of Insured, will constitute a reorganization





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Principal Preservation Portfolios, Inc.
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within the meaning of Section 368(a)(1)(C) of the Code.  For purposes of this opinion, "substantially all" means at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets of Insured. Tax-Exempt and Insured will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code.

         2. No gain or loss will be recognized by Insured on the transfer of substantially all of its assets to Tax-Exempt solely in exchange for shares of Tax-Exempt voting common stock (Section 361(a) of the Code). No gain or loss will be recognized by Insured on the distribution to the shareholders of Insured of the shares of Tax-Exempt received pursuant to the Plan (Section 361(c) of the Code).

         3. No gain or loss will be recognized by Tax-Exempt upon the receipt of the assets of Insured solely in exchange for Tax-Exempt voting common stock (Section 1032(a) of the Code).

         4. The basis of the assets of Insured in the hands of Tax-Exempt will be the same as the basis of those assets in the hands of Insured immediately prior to the transaction (Section 362(b) of the Code).

         5. The holding period of the assets of Insured in the hands of Tax-Exempt will include the holding period of those assets in the hands of Insured immediately prior to the transaction (Section 1223(2) of the Code).

         6. No gain or loss will be recognized by the shareholders of Insured upon the receipt solely of Tax-Exempt voting common stock (including fractional shares) solely in exchange for Insured stock (Section 354(a)(1) of the Code).

         7. The basis of the Tax-Exempt voting common stock received by the Insured shareholders (including fractional shares) will be the same as their basis in the stock of Insured surrendered in exchange therefor (Section 358(a)(1) of the Code).

         8. The holding period of the Tax-Exempt voting common stock received by the Insured shareholders (including fractional shares) will include the holding period of the Insured stock surrendered in exchange therefor, provided that such stock was held as a capital assets in the hands of Insured shareholders on the date of the exchange (Section 1223(1) of the Code).

         This opinion is based upon our best interpretation of the existing Code, Treasury Regulations, judicial decisions, the published revenue rulings, procedures, notices and releases of the





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Internal Revenue Service, and such other authorities as we have considered relevant. This opinion states what we believe a court would likely determine. Legislative, judicial or administrative changes may occur which could be retroactive and adversely affect our opinion. Furthermore, if the reorganization becomes the subject of an administrative or judicial proceeding, no assurance can be given that our opinion would be followed.

         No opinion is expressed regarding the tax treatment of the transaction under any other provision of the Code or Treasury Regulations. In addition, no opinion is expressed regarding the tax treatment of any conditions existing at the time of or effects resulting from the proposed transaction that are not specifically covered by the above statements.

         This opinion has been furnished solely for the benefit of the Fund, Insured, Tax-Exempt, and their shareholders, and it may not be relied upon or used by any other person or for any other purpose without our express written consent.


                                          Very truly yours,




                                          QUARLES & BRADY